UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 8.01 Other Events.

On March 4, 2014, President Obama submitted the Fiscal Year 2015 Budget of the U.S. Government (the “Budget”) to Congress. The Budget contains the following language regarding the Tennessee Valley Authority (“TVA”):

Reforming TVA. Since its creation in the 1930s during the Great Depression, the federally owned and operated Tennessee Valley Authority (TVA) has been producing electricity and managing natural resources for a large portion of the Southeastern United States. TVA’s power service territory includes most of Tennessee and parts of Alabama, Georgia, Kentucky, Mississippi, North Carolina, and Virginia, covering 80,000 square miles and serving more than nine million people. TVA is a self-financing Government corporation, funding operations through electricity sales and bond financing. The 2014 President’s Budget announced the Administration’s intentions to undertake a strategic review of options for addressing TVA’s financial situation, including the possible divestiture of TVA. Since then, TVA has undergone a major internal review and taken significant steps to improve its future operating and financial performance. In addition, TVA has committed to resolve its capital financing constraints. The Administration supports TVA’s ongoing operating and financial initiatives and intends to closely monitor TVA’s performance. The Administration continues to believe that reducing or eliminating the Federal Government’s role in programs such as TVA, which have achieved their original objectives, can help mitigate risk to taxpayers. The Administration recognizes the important role TVA serves in the Tennessee Valley and stands ready to work with the Congress and TVA’s stakeholders to explore options to end Federal ties to TVA, including alternatives such as a transfer of ownership to State or local stakeholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: March 7, 2014	/s/ John M. Thomas, III
John M. Thomas, III
Executive Vice President and Chief Financial Officer

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